FORM OF
                         EXPENSE LIMITATION UNDERTAKING
                           (as amended March 1, 2005)

                        ALLIANCE CAPITAL MANAGEMENT L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105


                                        March 1, 2005



AllianceBernstein Global Research Growth Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105


Dear Sirs:

     Alliance Capital Management L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by you to be limited to 1.50% in the case of the Class A shares, 2.20% in the case of the Class B shares and the Class C shares, 1.20% in the case of the Advisor Class shares, 1.70% in the case of the Class R shares, 1.45% in the case of the Class K shares and 1.20% in the case of the Class I shares, in each case of your aggregate average daily net assets (the "Limitation"). To determine the amount of your expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within your fiscal (the "Prorated Limitation"). The Prorated Limitation shall be compared to your expenses recorded through the current day in order to produce the allowable expenses to be recorded and accrued for your current day (the "Allowable Expenses"). If your expenses for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day
(i) reduce our advisory fees and/or (ii) reimburse you accordingly. For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating at the close of your fiscal year. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period of our determination not to extend this Undertaking beyond its then current term. We understand and intend that you will rely on this Undertaking in preparing and filing your Registration Statement on Form N-1A with the Securities and Exchange Commission, in accruing your expenses for purposes of calculating your net asset value per share and for other purposes and expressly permit you to do so.


                                        Very truly yours,

                                        ALLIANCE CAPITAL MANAGEMENT L.P.

                                        By:  Alliance Capital Management
                                             Corporation, its general partner


                                        By:  ___________________________





00250.0073 #513491